News Release

January 8, 2024

SSR MINING APPOINTS NEW BOARD DIRECTOR

DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") is pleased to announce the appointment of Mr. Daniel Malchuk to its Board of Directors (the “Board").

Mr. Malchuk brings over 30 years of strategic, operational and financial experience in the natural resource industry to the Board. He currently serves as Senior Advisor with Appian Capital Advisory and as Chairman of Jetti Resources. Mr. Malchuk had a long career with BHP, most recently serving as President Operations, Minerals Americas until his retirement in 2020. In this role, Mr. Malchuk had overall responsibility for the Minerals portfolio in the Americas, including copper mines in Chile, joint ventures in numerous South American countries, a multibillion-dollar potash project in Canada and global copper exploration activities. Previously, Mr. Malchuk held various leadership positions at BHP, including President of Copper; President of Aluminum, Manganese, and Nickel; President, Minerals Exploration; and Vice President, Strategy and Development. Mr. Malchuk holds a Civil Industrial Engineer degree from Universidad de Chile and an MBA from University of California at Los Angeles (UCLA) Anderson School of Management.

The Board has also appointed Mr. Malchuk as a member of the Technical, Safety and Sustainability Committee of the Board, effective January 8, 2024.

Rod Antal, Executive Chairman of SSR Mining, stated, “We are delighted to welcome Daniel to the SSR Mining Board of Directors. Daniel brings over three decades of global experience in the mining industry spanning a wide range of commodities and accountabilities within the BHP group. We believe that Daniel's proven track record, industry knowledge and commitment to excellence will be complementary to skill sets of the current Board.”

About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing operations located in the USA, Türkiye, Canada, and Argentina combined with a global pipeline of high-quality development and exploration assets. Over the last three years, the four operating assets combined have produced on average more than 700,000 gold-equivalent ounces annually. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Vice President, Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

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